EXHIBIT 99.2

Sport Chalet, Inc.
Moderator: Rachel Albert
November 7, 2006
5:00 p.m. EST

Operator

Good afternoon ladies and gentlemen and welcome to the Sport Chalet's second quarter fiscal 2007 earnings conference call.

As a reminder, ladies and gentlemen, this conference is being recorded today, November 7, 2006 and may not be reproduced in whole or in part without permission from the Company.

I would now like to introduce Rachel Albert of Financial Dynamics, please go ahead.

Rachel Albert - Financial Dynamics - Investor Relations

Thank you. Good afternoon, everyone, and thank you for joining us today.

If you have not received a copy of the Sport Chalet's press release, please call 212-850-5600 and we can have a copy sent to you. Before we begin, I'd like to make a brief statement regarding forward-looking remarks that you may hear on the call. Except for historical information, the statements made on this conference call are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include among other things, the competitive environment in the sporting goods industry in general and in the Company's specific market areas, inflation, the challenge of implementing the Company's expansion plans and maintaining its competitive position, changes in cost of goods and services, the weather and economic conditions in general and in specific market areas.

These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. I would now like to turn the call over to Craig Levra, Chairman and Chief Executive Officer of Sport Chalet. Craig, please go ahead.

Craig Levra - Sport Chalet - Chairman & CEO

Thanks, Rachel. Good afternoon, everyone, and thanks very much for joining us today. On the call with me today is Howard Kaminsky, our Chief Financial Officer.

I'll start with an overview of our second-quarter performance and highlights. Following my remarks, Howard will review our financial results for the quarter. After our formal comments, as always, we will both be available for any questions that you might have.

While our results for the second quarter did not mirror the strength with which we started the year in the first quarter, we are pleased with our ability to address certain issues during the quarter while also continuing to execute on our long-term goals. Keeping our eyes on the future, we continue to make progress on our store growth initiatives and began establishing the framework for improved infrastructure and systems that will be able to grow with us in the future.

As we mentioned in the press release, we did not achieve the sales levels we had anticipated primarily because of only modest sales gains from our mature stores. However, we are very pleased with the performance in our newer stores which met our expectations for the quarter.

Given our relatively small store base, the challenges we experienced in a select few stores impacted the Company as a whole for the quarter. Additionally we experienced some challenges in our hardlines categories during the quarter. At the same time, however, our footwear and apparel categories were strong and as a result of our hard work, we finished the quarter with optimal inventory levels in all of our departments.

Despite the challenges from the quarter, we continue to be focused on the long-term, and we made significant progress on key strategic initiatives. As we mentioned previously, our store opening strategy this year will predominantly focus on adding density to our existing core markets. In line with this plan, we opened our 42nd store in Vacaville, California, in August, and results to date there have been very encouraging.

We're excited about the opening of three stores in November located in San Jose, San Marcos and Mira Loma, California. These stores will help backfill our core market as well as expand our presence in Northern California.

Looking at the second half of the year, we have already completed our remodel objectives and remain on track to meet our store opening goals. We're confident in our ability to successfully execute our plan which will result in 64% of our store base being either new or newly remodeled at the end of this fiscal year.

When evaluating and executing our store growth strategy, we are keenly aware that our industry continues to consolidate and those companies that don't continue to grow cannot properly compete. Though we experienced some cannibalization of our mature stores during the quarter from our new stores, we are overall gaining total market share within the industry and over the long term, that is paramount.

We continue to make progress on rolling out our CRM program, the Sport Chalet Action Pass. As of the end of the second quarter, the Action Pass program has been implemented in 15 stores in the Arizona, Nevada and Northern California markets and we have over 55,000 members. Having only run this program for a little less than one year, we're very pleased with the amount of meaningful data we've already gathered. We view the Action Pass program as a great investment in our future.

The valuable information about products and services, which this program provides will enable us to best position our business model in stores for our customers. It allows us to be on top of current and future trends which in turn enables Sport Chalet to be where the market is going as opposed to where the market has been.

We are very pleased with how well the program has done to date and are excited about its future potential. With the rollout complete in our Arizona, Nevada and Northern California markets, we anticipate implementing this program in our remaining Southern California stores next spring.

We also continue to make important investments in our IT infrastructure during this quarter. We completed the implementation of our new point-of-sale system and now have our entire store base converted to the new system.

As we mentioned last quarter, this is only one part of our overall systems initiative and we have been hard at work in selecting a new financial and merchandising system which will form the core foundation for the entire company. To that end, in the second quarter, we made the decision to select SAP as our new platform software.

Though we are in the initial stages, we anticipate having the system fully implemented in the second half of calendar 2007. We have been pleased with our execution and focus on this very important IT initiative and we'll continue to update you on our progress next quarter.

Looking ahead, we are excited about the programs we have in place for the important holiday season. We have a very comprehensive marketing program planned and believe we have better quality merchandise than we've ever had before. Our new stores continue to perform well and we are addressing the challenge of energizing our existing store base and delivering strong comps in mature stores.

To that end, we brought in winter product earlier than we ever have before this year and we've received strong responses from our customers. We are continuing to emphasize the training of our store teams and Sport Chalet experts. We have a lot of new product introductions on schedule for the winter season and believe we are in a strong position for the holidays.

In summary, we maintained our focus on the future and manage our business from a long-term perspective during the quarter. For the balance of the year, we will continue to position our company for growth by executing on our key initiatives and strategic plans.

We will continue to create a very strong group of loyal customers through our non-traditional marketing practices which we believe enhance and speak to the uniqueness of the Sport Chalet brand. We expect to have strong start to the 2007 calendar year with the opening of one new store in Arizona and one in Central California in the spring, and are very excited about our potential for new stores through the remainder of next year.

Now, I'll turn the call over to Howard for a review of our financial results.

Howard Kaminsky - Sport Chalet - CFO

Thanks, Craig. Good afternoon, everyone.

As we mentioned last quarter, beginning this year, we have changed our fiscal periods so each quarter ends on Sunday, which aligns our internal management reporting with our public reporting. Until we anniversary this change next year, we'll report sales on a same-day basis where necessary.

Total sales for the second quarter was $91.3 million compared to total sales of $81.7 million in the second quarter of fiscal 2006, or an 11.7% gain. We opened six new stores since the second quarter last year, which contributed $9 million in sales. As a result of our fiscal calendar change, we lost one day, which accounted for $1.8 million in sales.

Same-store sales for the quarter--second quarter of fiscal 2007, increased 3% on a same day basis as the second quarter of last year. The increase primarily reflects strong sales from our newer stores which were in line with our expectations, and modest sales gains from our mature stores for the quarter. For the six months of fiscal 2007, same-store sales on a same-day basis increased 2.8%. Total sales increased to $175.7 million, up 14.2% from $153.9 million at the same period of fiscal 2006. Six new stores that were open contributed $16 million or 73% of the increase.

Gross margin in the second quarter increased 40 basis points to 32.2%, compared to 31.8% in the second quarter of fiscal 2006. The increase primarily reflects a lower level of markdowns as a result of lower average inventory per store, partially offset by increased occupancy costs from new stores. For the first six months of 2007, gross margin was 30.8%, an increase of 10 basis points over 30.7% we recorded in the comparable period of fiscal 2006.

Excluding the impact of the recapitalization last year, SG&A as a percent of sales increased to 29.1% for the quarter, compared to 26.4% in the second quarter of fiscal 2006. The increase was primarily a result of expenses related to higher utilities, Sarbanes-Oxley compliance, as well as infrastructure investments including professional fees associated with our process of choosing the SAP system which also included defining future state processes. The SG&A increase was also a result of lower than expected leverage on the modest sales from our mature base.

For the first six months, SG&A as a percent of sales was 28.7%, excluding the $8.7 million pre-tax charge related to the recapitalization, which we completed in the second quarter last year, SG&A as a percent of sales was 27.4%, for the first six months of fiscal 2006. The 130 basis point increase was primarily a result of the same previously mentioned costs from the second quarter.

As we have mentioned previously, we estimate the expenses related to Sarbanes Oxley 404 compliance and up front costs associated with our new back office computer systems will total approximately $500,000 for the fiscal year.

Our net income for the second quarter was $1.7 million or $0.12 per diluted share, compared to a net loss of 5.2 million or $0.38 per diluted share in the second quarter of last year. Excluding the after-tax charge of $7.8 million related to the recapitalization last year, net income for the second quarter of fiscal 2006 was $2.6 million or $0.19 per diluted share.

For the first six months of fiscal 2007, we recorded net income of $2.2 million or $0.15 per diluted share, compared to a net loss of $4.8 million or 0.36 per diluted share. Excluding the recapitalization charge from last year, net income for the first six months of fiscal 2006 was $3.1 million or $0.22 per diluted share.

With regard to our balance sheet, we have continued to efficiently manage our cash position and again ended the quarter with zero debt, we are pleased to have continued to execute on our store growth plans during the first half of the year using internally generated cash flow.

Our capital expenditures for the first half of the year were $11.8 million. We currently anticipate total capital expenditures for the fiscal year to be approximately $23.5 million. We previously estimated CapEx to be $19 million for the fiscal year, however, we have updated our projection as a result of the shift in the timing of planned store openings in the first part of fiscal 2008.

As I mentioned at the start of my remarks, we have shifted our calendar so that each quarter will land on a Sunday going forward. As you know, the first quarter was impacted the most from the change.

For the balance of the year, to give you an idea of how our calendar has shifted, the third quarter will end on December 31st with 91 days compared to 92 days in the same quarter last year. Our fourth quarter will land on April 1, 2007, with 91 days, which is one more day than 90 days we had in the Q4 of '06.

That concludes our formal remarks for today. We'll now open up the call in the event any of you have questions. Operator?

Operator

Your first question comes from the line of Rick Nelson with Stephens.

Rick Nelson - Stephens, Inc. - Analyst

Thank you. Hi, guys.

Craig Levra - Sport Chalet - Chairman & CEO

Hello, Rick.

Rick Nelson - Stephens, Inc. - Analyst

Craig, can you talk about the mature store sales performance, what do you think was the issue there in the quarter? And how do you go about correcting it?

Craig Levra - Sport Chalet - Chairman & CEO

Well, there were a couple of things going on. One is we had a store that one of our higher volume stores, in the Beverly Connection that we've talked about before, continues to undergo a remodel, the center that is, the parking garage finally got opened. The lack of a co-tenancy fix is not there that hurt us on our comps because it's a high-volume store.

The other thing, of course, is we opened our Thousand Oaks store in May and it's a great success, and that cannibalized three existing stores that we had, one pretty significantly, so that took some of the mature stores that surrounded that number down. As we talked about in the prepared remarks, we've got a great plan lined up for holiday from an executional standpoint, both related to store staff preparation, as well as great merchandise along with an outstanding marketing campaign planned and we're very, very excited about this quarter and looking forward to the results.

Rick Nelson - Stephens, Inc. - Analyst

And on the SG&A front, can you quantify those costs--Sarb-Ox, and the infrastructure expenses, etc., and which of those are more one-time in nature?

Howard Kaminsky - Sport Chalet - CFO

This is Howard. Professional fees, which were related to both Sarbanes-Oxley and computer systems were about $300,000, and we had increased utility costs of about $300,000. Corporate labor of about $400,000.

The system selection is done so we shouldn't be repeating those costs. We still have some continued Sarbanes-Oxley compliance professional fees to incur. And the rate increase in utilities is here to stay, unfortunately. But as we move into winter months, we use less utilities in general.

Rick Nelson - Stephens, Inc. - Analyst

And advertising expense, how did that compare year-over-year?

Craig Levra - Sport Chalet - Chairman & CEO

It was on plan. We increased our advertising expense year-over-year. Part of it related to spur sales in existing markets and part of it to brand ourselves in the new markets that we've entered.

Rick Nelson - Stephens, Inc. - Analyst

And was that up as a percent of sales, Craig?

Craig Levra - Sport Chalet - Chairman & CEO

Yes. Not a huge degree, but it was up.

Rick Nelson - Stephens, Inc. - Analyst

Can you quantify that?

Craig Levra - Sport Chalet - Chairman & CEO

I think we were about 50 basis points higher as a percent of sales than the same quarter a year ago.

Rick Nelson - Stephens, Inc. - Analyst

Thank you.

Operator

Your next question comes from the line of Joan Storms with Wedbush Morgan.

Joan Storms - Wedbush Morgan Securities, Inc. - Analyst

Hi, good afternoon, guys.

Craig Levra - Sport Chalet - Chairman & CEO

Hello, Joan.

Joan Storms - Wedbush Morgan Securities, Inc. - Analyst

Just back to what Rick was asking about the mature store base if 64% of your stores are new or remodeled, those are all either--the remodels I'm assuming are in the comp base and the rest are not. So, what are your plans? Are you going to be remodeling some of those mature stores, or will any of the stores you'll be opening this year be impacting your existing stores to the degree where you'll have the more significant cannibalization?

Craig Levra - Sport Chalet - Chairman & CEO

That's a good question. We don't foresee and, I take that back, there'll be a little bit of cannibalization with our Mira Loma store and some of the surrounding communities and potentially a little bit in San Marcos although we don't have anything today in North County, San Diego as you know

Joan Storms - Wedbush Morgan Securities, Inc. - Analyst

Right.

Craig Levra - Sport Chalet - Chairman & CEO

Currently San Jose is brand-new for us. From a remodel perspective, we've got a remodel scheduled--penciled out into the year 2014 in terms of where we want to be and where we're going with that.

Joan Storms - Wedbush Morgan Securities, Inc. - Analyst

Okay. So that should help offset some of the cannibalization impact. What is it costing you these days to do a remodel? I know the store that I normally go to was expanded and remodeled recently.

Craig Levra - Sport Chalet - Chairman & CEO

Absolutely.

Craig Levra - Sport Chalet - Chairman & CEO

If we do what we do what we consider to be a minor remodel which is just some fixture changes, some color changes, lighting upgrades it's typically $350,000 to $400,000. If it's a major remodel where we change out the fixtures, redo the slat wall, regraphic the store and do everything, it could be as high as double that number, double the $400,000 amount.

Joan Storms - Wedbush Morgan Securities, Inc. - Analyst

Okay, and so, Howard, you had commented you're looking for about $500,000 for the fiscal year for SOX and does that mean, if you spent $300 in this quarter that you've got 200 allocated for the rest of the half? Or how does that fall out?

Howard Kaminsky - Sport Chalet - CFO

Yes, that's exactly right.

Joan Storms - Wedbush Morgan Securities, Inc. - Analyst

Is it all fall into the third quarter or half and half?

Howard Kaminsky - Sport Chalet - CFO

It should be spread out over the last half of the year.

Joan Storms - Wedbush Morgan Securities, Inc. - Analyst

And when do you anniversary the utility cost increases?

Howard Kaminsky - Sport Chalet - CFO

It would be next summer.

Joan Storms - Wedbush Morgan Securities, Inc. - Analyst

So we can expect that similar impact through the next two or three quarters?

Howard Kaminsky - Sport Chalet - CFO

Yes, probably a little less dollar effect because--

Joan Storms - Wedbush Morgan Securities, Inc. - Analyst

The winter months?

Howard Kaminsky - Sport Chalet - CFO

The winter months we use less electricity.

Joan Storms - Wedbush Morgan Securities, Inc. - Analyst

And can we talk a little bit about the system selection, and what that may cost you to implement and run those systems over the next year and a half with regards to fees and other things like that?

Howard Kaminsky - Sport Chalet - CFO

Yes, we're not ready to go into a lot of details at this time. We'll update everybody as we go. Most of what we do in the implementation process will be capitalized. That will take us through the middle of next year. But as we get more into it, we will provide some more information.

Operator

Your next question comes from the line of Ken Woodford with Robert W. Baird.

Ken Woodford - Robert W. Baird - Analyst

Hi, guys.

Craig Levra - Sport Chalet - Chairman & CEO

Hello.

Ken Woodford - Robert W. Baird - Analyst

Just a few questions. In regards to the SAP, the cost there, you're saying is $300,000 to put in that new system?

Howard Kaminsky - Sport Chalet - CFO

No, that was the cost we incurred in the selection process and defining how we would use the system.

Ken Woodford - Robert W. Baird - Analyst

Okay. And then, what is your annual cost for Sarbanes Oxley?

Howard Kaminsky - Sport Chalet - CFO

Well, we're still in the process of complying with Sarbanes-Oxley. We have until our year-end in '08. So we don't have an ongoing annual cost, we expect to spend a total of $500,000 this fiscal year.

Ken Woodford - Robert W. Baird - Analyst

For just that? For Sarbanes Oxley?

Howard Kaminsky - Sport Chalet - CFO

The system selection is part of Sarbanes-Oxley for us. The motivating factor to get a new system was to handle some of the compliance issues.

Ken Woodford - Robert W. Baird - Analyst

Okay. The new stores contributed approximately $9 million to your revenues. So essentially you were flat if the new stores wouldn't have been there for this quarter, year-over-year, you would have been flat?

Craig Levra - Sport Chalet - Chairman & CEO

Yes, slightly ahead of flat, but that's right, again we had cannibalization issues.

Ken Woodford - Robert W. Baird - Analyst

Okay. Did you have a lot of sales and promotion obviously for those new stores?

Craig Levra - Sport Chalet - Chairman & CEO

We do I think a very good job of grand opening the new stores, yes.

Ken Woodford - Robert W. Baird - Analyst

Okay.

Craig Levra - Sport Chalet - Chairman & CEO

And then we get into a regular marketing cadence in some cases, depending on how the store does, we amp that up or stay on plan with the rest of the chain. We monitor it very closely in terms of how each new store is performing versus plan.

Ken Woodford - Robert W. Baird - Analyst

Okay. In regards to the accounts payable line, there's a big increase $48 million over $16 million. What contributes to that?

Howard Kaminsky - Sport Chalet - CFO

It's related to the inventory coming in, setting us up for the next season, which is our winter and holiday. We brought in quite a bit of inventory in the month of September to prepare ourselves for that.

Ken Woodford - Robert W. Baird - Analyst

Okay, yes, I see that there's a large increase in merchandise inventories, okay. I'm hearing that we're going to have a much more mild winter and since most of your stores are over on the West Coast, can you shed any light on that why you're bringing in winter goods if we're planning on having a mild winter?

Craig Levra - Sport Chalet - Chairman & CEO

I think it's a good question. We start buying--we start making assortments on winter product one year out, before the winter takes place. That's some of the lead times we work with for many of our key vendors.

We typically model winter business over a five-year trend line. So that any one big swing, whether it's an early snow, or heavy snow or no snow, doesn't really impact the trend line to a significant degree one way or the other.

We just felt like in our case, we wanted to start winter earlier this year and take a lead position. And so far, through the first five weeks of the quarter, we're very pleased with our winter business, and as you know, we finished last year very clean at the end of March and we talked about that at the conference call to conclude our fiscal year.

So it was a case of starting earlier with fresher product and we have the room on the floor to do it. Because we didn't have a carryover of inventory, it's exactly the right thing to do. Our customers are responding, that's the best thing, and today, it's 88-degrees in Los Angeles, I think. It's cool in Northern California.

Ken Woodford - Robert W. Baird - Analyst

Okay. You're probably not in a position to do this, but are there any thoughts on buying back any of your stock? Because personally, it looks like you guys are selling your personal shares but from a company standpoint, it seems like the stock looks inexpensive. Is there any thoughts of buying any stock back?

Craig Levra - Sport Chalet - Chairman & CEO

Well, two points. Number one, with some executive selling stock, that was part of a preplanned sell, that was put together as a result of the recapitalization plan when the Company was recapitalized. The founder transferred B shares over, that was treated as a compensation expense and there was a very significant tax liability created as a result of that transfer of shares, treated as compensation. And so A shares were exercised and sold, A options were exercised and sold to pay the debt on the taxes.

Otherwise, had that not occurred, I would doubt that a single person in this company would sell a single share because we're all very bullish about our future here. Having said that, there's no plan internally for the Company to spend cash on buying back stock. We have had a great track record here of I think 37, 38 consecutive quarters of ending the quarter with zero borrowing.

We effectively manage our cash flow. We've used it over these many years to add improvements, add infrastructure, buy computer systems, get ourselves in position to be in compliance with Sarbanes-Oxley and all appropriate laws and rules and regulations and open new stores and expand to new markets. So we don't anticipate--certainly don't have any discussion of having a stock buyback program with our company today.

Ken Woodford - Robert W. Baird - Analyst

Okay. Thank you.

Craig Levra - Sport Chalet - Chairman & CEO

Yes, sir, thank you.

Operator

[OPERATOR INSTRUCTIONS]

We have a follow-up question from Rick Nelson with Stephens.

Rick Nelson - Stephens, Inc. - Analyst

Craig, could you review your store openings over the remainder of the year? I'm not certain I caught that.

Craig Levra - Sport Chalet - Chairman & CEO

Yes, sir, we've got three more coming up. We have San Jose, San Marcos and Mira Loma.

Rick Nelson - Stephens, Inc. - Analyst
And what is the timing of those?

Craig Levra - Sport Chalet - Chairman & CEO

All this month.

Rick Nelson - Stephens, Inc. - Analyst

All this month, and did you mention something in the spring?

Craig Levra - Sport Chalet - Chairman & CEO

Yes, we've got two more coming up in the spring. One in Central California and one in Arizona.

Rick Nelson - Stephens, Inc. - Analyst

That would not be in the March quarter?

Craig Levra - Sport Chalet - Chairman & CEO

No.

Rick Nelson - Stephens, Inc. - Analyst

Okay.

Craig Levra - Sport Chalet - Chairman & CEO

We'll incur a little bit of expense in that quarter, Rick, to prepare for the openings, but the openings themselves will not be in that quarter.

Rick Nelson - Stephens, Inc. - Analyst

Got you. Thank you.

Operator

Your next question comes from the line of James Ragan with Crowell Weedon.

James Ragan - Crowell, Weedon & Co. - Analyst

Yes, thank you. Craig, you had mentioned early in your prepared remarks about some of the hard goods weakness during the quarter, could you talk a little bit more that just in terms of giving us some more flavor on what the weakness was coming from?

Craig Levra - Sport Chalet - Chairman & CEO

Yes, we didn't have--there were a couple of categories that we weren't overly thrilled with, mountain shop, which is also camping was not a strong performer. Of course this quarter, I think there were a number of reasons, a lot of them external, as you know.

Cycling was a category that challenged us a little bit. We've done a ton of work in that category to improve it, make it better for the fall and going into next spring. And then golf was a little bit choppy and I think it's due more to the fact and some others have spoken about it--about the lack of really new innovative product being introduced.

On the flip side, there's a lot of great product that is hitting our stores now and will be hitting over the next two weeks, new golf product introductions for 2007, we're bringing in early. Our new cycle program is starting to hit and early results there are strong. And same thing on mountain shop, we've got some great new items in that category.

So we--we're--where we've struggled a little bit, we've certainly taken some aggressive steps to correct those businesses and conversely, we've had good success in our other hard lines categories and certainly very good success in--continuing in footwear and apparel.

James Ragan - Crowell, Weedon & Co. - Analyst

Okay. And then in terms of taking in some of the early winter product, is it equal mix between hard goods and soft goods? Maybe you could talk a little about that winter mix this year.

Craig Levra - Sport Chalet - Chairman & CEO

Well, it's a little bit more on the soft goods side than it is in the hard goods side. But no massive differences compared to year-over-year in terms of the trend line and the performances of both categories for us.

Again, as we rolled out of spring of this year, calendar 2006, we certainly look at an opportunity to move into holiday in a stronger position in winter and because we finished the year a very clean in winter product, we made the decision internally to accelerate the deliveries, bring the product in earlier, we had space on the floor to be able to do it, and again, so far, that decision has proved to be a really good one for us. As we've gotten very good results from both winter hard goods as well as winter soft goods.

James Ragan - Crowell, Weedon & Co. - Analyst

Okay, great. And you also made some comments about the Beverly Center store. That was a store that has been remodeled and now it's fully opened again? What's the status of that?

Craig Levra - Sport Chalet - Chairman & CEO

The store's not been remodeled. The shopping center's changed hands, underwent a complete redevelopment, the entire center, changed the parking structure entry and exit. The exterior signing, that's been going on for quite a long time.

The landlord is trying to get the center re-tenanted. That's been going on for a long period of time. We now have two large co-tenants as of, actually, last weekend. Prior to last weekend we had one for about three weeks, and prior to that we had none.

So it's been an ongoing struggle. And unfortunately, this is something that everybody has to realize that's listening to us today. When you have 42 stores and that's all you have, if a couple of them don't perform up to expectations, you have an issue.

That's why we're so adamant about positioning ourselves for growth, getting ready for future growth, doing all the things that are necessary to be a publicly traded company and be successful in the long term. So as we grow, when we have a situation in a store or two that's out of our control, we don't feel the impact as much as we do today.

James Ragan - Crowell, Weedon & Co. - Analyst

Okay, great. And then my last question just has to do with the possible need for some short-term financing, given the increased CapEx needs over the next couple of quarters. And the--also the payables in having increased like they have, do you expect to maybe have to tap into some type of credit line in the next quarter or two?

Howard Kaminsky - Sport Chalet - CFO

This is Howard. We have a credit line that we use for seasonal purposes and we will be borrowing on that, and we'll be looking at our future later on this year in planning that out.

Craig Levra - Sport Chalet - Chairman & CEO

We have plenty of capacity to borrow, obviously.

James Ragan - Crowell, Weedon & Co. - Analyst

Okay. Thank you.

Operator

There are no more questions at this time. Mr.Levra, please continue with any closing comments.

Craig Levra - Sport Chalet - Chairman & CEO

Thank you. We'd just like to thank all of you again for joining us today on our call. If you have any follow-up questions please feel free to contact Howard or me. Have a great afternoon. Thanks very much.

Operator

This concludes today's conference call. Thank you for your participation.